UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2019

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

001-35561

(Commission File Number)

55 Broadway, 19th Floor, New York, NY 10006

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	IDEX	The Nasdaq Stock Market

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective September 10, 2019, the Board of Directors unanimously appointed Mr. Conor McCarthy, as the Chief Financial Officer and principal accounting officer of the Company. Mr. McCarthy has entered into an employment agreement with Ideanomics, Inc. (the “Company”), effective until December 31, 2019 (the “Agreement”), which will renew for subsequent 1 year periods subject to termination rights contained in the Agreement. Pursuant to the Agreement, Mr. McCarthy will receive an annual base salary of $250,000 and will be entitled to participate in all employment benefit plans and policies of the Company generally available and will receive up to 1,500,000 stock options (“Options”) at an exercise price which is the higher of (i) $1.97 and (ii) the price of the Company’s stock as of the date of approval by the Company’s board of directors. The Options (i) shall contain a cliff through December 31, 2019 and begin vesting as of January 1, 2020; (ii) 750,000 of such Options shall vest monthly for each of the succeeding 12 months; and (iii) the remaining 750,000 of such Options shall vest monthly for the next succeeding 12 months. Mr. McCarthy shall be eligible to receive performance-related cash incentives based on the Company’s performance objectives agreed by the Company’s compensation committee from time to time. In the event that the Company terminates Mr. McCarthy for “Cause” (as defined in the Agreement), Mr. McCarthy shall receive (i) his base salary thru the remainder of the term, or renewal term, as the case may be plus the sum of the prior year’s performance bonuses divided by 12 and multiplied by the months following termination of employment and (ii) health insurance for 12 months. There is no arrangement or understanding between Mr. McCarthy and any other person pursuant to which Mr. McCarthy was selected as the CFO, there is no family relationship between Mr. McCarthy and any director or officer of the Company.

Mr. McCarthy has over 30 years of experience as a Chief Financial Officer in areas such as corporate strategy and corporate finance including capital raising and M&A. Mr. McCarthy most recently served as the Chief Financial Officer of OS33, a private equity backed FinTech SaaS platform for compliance and productivity enablement for the wealth management industry with 200 employees, from July 2018 to May 2019. Prior to that, Mr. McCarthy served as the (i) Chief Financial Officer of Intent from May 2016 to July 2018; (ii) the Chief Financial Officer of Convergex Group from June 2014 to July 2015 and (iii) the Chief Financial Officer and Finance Director of the Americas for GFI Group, Inc., a NYSE-listed fintech wholesale money broker with revenues of almost $1Billion (now part of BGC Partners, Nasdaq: BGCP), from March 2005 to June 2014. Mr. McCarthy, holds a CA from the Institute of Chartered Accountants in Ireland. Mr. McCarthy started his career as an auditor with KPMG in Ireland. Mr. McCarthy then transitioned into financial services, working as CFO, Treasurer, and in other executive finance roles, with trading and brokerage firms, as well as high growth fintech partners supporting the financial services industry.

The foregoing description of Mr. McCarthy’s Employment Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such Employment Agreement, which will be filed as an exhibit to a Form 10-Q of the Company, as required.

On September 10, 2019, the Company issued a press release announcing the appointment of Mr. McCarthy as CFO, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated September 10, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: September 16, 2019	By:	/s/ Alfred Poor
Alfred Poor
Chief Executive Officer